Exhibit 10.24

October 23, 2012

Sandesh Mahatme

14 Hayes Street

Lake Placid, New York 12946

Dear Sandy:

We are pleased to offer you a position as Senior Vice President, Chief Financial Officer at Sarepta Therapeutics, Inc. (the “Company”), reporting to Chris Garabedian, President and Chief Executive Officer (“CEO”), pursuant to the terms set forth in this letter agreement, effective November 5, 2012 (“Start Date”). Your employee orientation will begin at 11:00 a.m. on your Start Date at our Cambridge office, 245 First Street, Suite 1800, Cambridge, Massachusetts.

1. Employment At-Will.

If you accept our offer of employment, you will be an employee at-will, meaning that your employment is of indefinite duration and either you or the Company may terminate our employment relationship at any time for any reason, with or without cause and with or without advance notice. However, you may be entitled to severance benefits depending on the circumstances of your termination of employment with the Company pursuant to a separate Change in Control and Severance Agreement that you will be eligible to enter into with the Company. In the event of your resignation, we request that you give the Company at least two weeks’ notice.

2. Compensation.

(a) Base Salary. The Company will pay you an annual salary of $425,000 as compensation for your services (the “Base Salary”). The Base Salary will be paid periodically in accordance with the Company’s normal payroll practices and be subject to the usual, required withholdings. Your salary will be subject to review and adjustments will be made based upon the Company’s normal performance review practices.

(b) Sign-on Bonus. You will receive a two-part sign-on bonus of $160,000 (the “Sign-on Bonus”) as follows: (i) $130,000, less applicable withholdings, payable in cash within thirty (30) days following the Start Date, and (ii) $30,000, less applicable withholdings, payable in cash on the first regularly scheduled payroll on or after March 15, 2013. Notwithstanding the foregoing, if, on or prior to the one (1) year anniversary of the Start Date, you terminate your employment with the Company for any reason, you must repay 100% of the Sign-on Bonus to the Company within sixty (60) days of your termination of employment.

(c) Target Bonus. You will be eligible to receive a target annual bonus of forty percent (40%) of your Base Salary, less applicable withholdings, upon achievement of performance objectives to be determined by the CEO and the Compensation Committee (the “Compensation

Sandy Mahatme

October 23, 2012

Committee”) of the Board of Directors (the “Board”) in their sole discretion (the “Target Bonus”). The maximum bonus you will be eligible to receive is one hundred fifty percent (150%) of your Target Bonus. Due to the fact that you are joining the company after September 30, 2012, you will not be eligible to receive a 2012 Target Bonus. In forthcoming years, however, the Target Bonus, or any portion thereof, will be paid as soon as practicable after the Board determines that the Target Bonus has been earned, but in no event shall the Target Bonus be paid after the later of (i) the fifteenth (15th) day of the third (3rd) month following the close of the Company’s fiscal year in which the Target Bonus is earned or (ii) March 15 following the calendar year in which the Target Bonus is earned.

(d) Equity Awards. We will recommend to the Compensation Committee after commencement of your employment that you be granted an option to purchase 150,000 shares of the Company’s common stock (the “Option”) and stock appreciation rights with respect to 100,000 shares of the Company’s common stock (the “SARs”). The Option and the SARs will have an exercise price equal to the closing trading price of the Company’s common stock on the date of grant. The SARs will be settled in shares of stock, not cash. Your grants will be subject to the terms, definitions and provisions of the Company’s 2002 Equity Incentive Plan (the “Equity Plan”), the stock option agreement by and between you and the Company (the “Option Agreement”), and the stock appreciation rights agreement by and between you and the Company (the “SAR Agreement”) (collectively, the “Equity Agreements”), all of which Equity Agreements are incorporated herein by reference. Twenty-five percent (25%) of the shares underlying the Option and SAR will vest and become exercisable on the first anniversary of the Start Date, and 1/48th of the shares underlying the Option and SAR will vest and become exercisable on each monthly anniversary of the Start Date thereafter, such that the shares underlying the Option and SAR will be fully exercisable on the fourth anniversary of the Start Date, subject to your continued employment through any such vesting dates.

(e) Relocation/Corporate Housing. Provided that you move and relocate within twelve (12) months of the Start Date, the Company agrees to reimburse you for your (i) actual, documented reasonable expenses incurred in moving and relocating to the Cambridge, Massachusetts metropolitan area up to a total of $50,000 (the “Relocation Reimbursement”), which may include any costs or expenses associated with your (x) sale of your current residence, (y) shipment of personal effects to the Cambridge metropolitan area, or (z) the customary closing costs associated with the purchase of a residence in the Cambridge metropolitan area incurred by you during the relocation period and (ii) actual corporate housing expenses in the Cambridge metropolitan area for up to 12 months following the Start Date. You will be responsible for withholding and paying applicable income taxes on taxable relocation funds received from the Company during the course of your relocation. In addition, you agree that you will submit all such reimbursable expenses to the Company with appropriate documentation no later than sixty (60) days after such expenses are incurred and the Company shall reimburse you promptly thereafter in accordance with the Company’s expense reimbursement policy. Notwithstanding the prior sentence, to the extent such reimbursements are taxable to you under the Internal Revenue Code, the Company hereby agrees that it will reimburse you for all such expenses by no later than March 15, 2014. If, on or prior to the two (2) year anniversary of the Start Date, you terminate your employment with the Company for any reason, you must repay one hundred percent (100%) of the Relocation Reimbursement paid to you by the Company within sixty (60) days of your termination of employment.

Sandy Mahatme

October 23, 2012

(f) Parking. Onsite parking at the Cambridge location is available through Laz Parking (ww.lazparking.com). If you elect to park in this lot, you must first fill out the appropriate paperwork and register with Laz Parking. The Company will reimburse your Laz Parking expenses up to a maximum of $130 per month, which is fifty percent (50%) of the current monthly Laz Parking fee, in accordance with the Company’s expense reimbursement policy.

(g) Other Employee Benefits. During your employment with the Company, you will be entitled to participate in the employee benefit plans currently and hereafter maintained by the Company of general applicability to other executive officers of the Company, including without limitation any annual equity grants. None of the benefits offered to you by the Company create a right to continue in employment for any particular period of time. Any statements to the contrary that may have been made to you are unauthorized and are superseded and cancelled by this offer letter. Please also remember that employment terms like your position, hours of work, work location, compensation, the stock option plan, and other employee benefits may change over the course of employment at the Company’s discretion.

3. Severance Benefits.

Following commencement of your employment with the company you will be eligible to enter into the company’s standard Change in Control and Severance Agreement. This agreement will outline any severance benefits you may be eligible for in the event of certain terminations of your employment.

4. Proprietary Rights Agreement.

As a condition of your employment, you are required to sign a Confidential Proprietary Rights and Non-Disclosure Agreement (“Confidentiality Agreement”), and you have already done so. The fully executed Confidentiality Agreement is enclosed for your records. We would like to emphasize the importance we place on the proper treatment of all proprietary information, including that which you may have come into contact with in your prior employment. The Company is extending this offer to you based upon your general skills and abilities, and not your possession of any trade secret, confidential or proprietary information of a former employer. The Company requires that you do not obtain, keep, use for our benefit, or disclose this type of information from any prior employers to us. By accepting this offer, you will also be affirming to the Company that you are not a party to any agreement with a prior employer that would prohibit your employment with us.

Moreover, you agree that during the term of your employment, you will not engage in any other employment, occupation, consulting, or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company.

5. Background Investigation/Reference Checks.

As a part of the employment process, we reserve the right to conduct background investigations and/or reference checks on all potential employees to the fullest extent permitted under applicable law. Your job offer, therefore, is contingent upon a clearance of such background investigation and/or reference check.

Sandy Mahatme

October 23, 2012

6. Eligibility for Employment.

The United States government requires all U.S. employers to verify that employees are eligible to work in the United States. This law applies to citizens and non-citizens. Enclosed is a list of documents that are acceptable for completing the employment verification (Form I-9) process. Please bring your documentation with you on your first day. The law requires that such documentation be provided within 3 business days of the effective date of your employment, or your employment relationship with the Company may be terminated. In addition, since the Company is a Federal contractor, please note that we participate in e-Verify (an online work authorization verification system).

7. Miscellaneous.

This letter will be governed by the laws of the State of Massachusetts. This letter, the Equity Agreements and the Confidentiality Agreement, set forth the terms of your employment with the Company and supersede any prior representations or agreements including, but not limited to, any representations made during your interviews or relocation negotiations, whether written or oral. This letter, including, but not limited to, its at-will employment provision, may not be modified or amended except by a written agreement signed by the Company CEO or President and you.

If you wish to accept employment with Sarepta Therapeutics, please sign this letter and return one copy to me. This offer will remain open through October 30, 2012.

We are pleased to welcome you to Sarepta Therapeutics. If you have any questions, please give me a call at 617-444-8424 x 3107.

Sincerely,

/s/ Joan C. Wood

Joan C. Wood

Vice President, Human Resources

AGREED TO AND ACCEPTED:

I accept the above written offer of employment under the terms in this letter.

Signature	/s/ Sandesh Mahatme	Date: November 1, 2012